Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Nathan Annis	Wendy Watkins
(507) 437-5248	(507) 437-5345
ir@hormel.com	media@hormel.com

HORMEL FOODS ANNOUNCES RECORD FIRST QUARTER RESULTS

Company lowers guidance due to unfavorable market conditions in the turkey industry.

AUSTIN, Minn. (February 23, 2017) – Hormel Foods Corporation (NYSE: HRL) today reported results for the first quarter of fiscal year 2017. All comparisons are to the first quarter of fiscal year 2016. Results reflect the divestiture of the Diamond Crystal Brands business, the divestiture of the Farmer John business, and the acquisition of Justin’s, LLC. The impact of these transactions are excluded in the presentation of the non-GAAP adjusted measures below.

SUMMARY

First Quarter

•                 Record diluted earnings per share of $0.44, up 2 percent from 2016 EPS of $0.43

•                 Net earnings of $235 million, flat compared to 2016 net earnings of $235 million

•                 Sales of $2.3 billion, down 1 percent; Non-GAAP1 adjusted sales2 increased 3 percent

•                 Volume down 2 percent; Non-GAAP1 adjusted volume2 up 5 percent

•                 Refrigerated Foods operating profit up 4 percent; volume down 3 percent; Non-GAAP1 adjusted volume2 flat; sales down 3 percent; Non-GAAP1 adjusted sales2 down 1 percent

•                 International & Other operating profit up 5 percent; volume down 1 percent; sales down 2 percent

•                 Grocery Products operating profit up 1 percent; volume up 4 percent; Non-GAAP1 adjusted volume2 up 2 percent; sales up 7 percent; Non-GAAP1 adjusted sales2 up 3 percent

•                 Specialty Foods operating profit flat; volume down 30 percent; Non-GAAP1 adjusted volume2 up 12 percent; sales down 19 percent; Non-GAAP1 adjusted sales2 up 10 percent

•                 Jennie-O Turkey Store operating profit down 25 percent; volume up 22 percent; sales up 13 percent

COMMENTARY

“I’m proud of our team’s ability to drive earnings growth for the 15th consecutive quarter,” said Jim Snee, president and chief executive officer. “Our adjusted sales and volume performance for the quarter was solid with sales up 3 percent and volume up 5 percent.”

“Earnings at Jennie-O Turkey Store declined compared to last year as turkey commodity prices were lower than we expected. However, demand for JENNIE-O® branded products continues to be strong,” Snee said. “Refrigerated Foods was able to grow earnings four percent on excellent value-added sales growth despite the divestiture of the Farmer John business. Our International segment also delivered earnings growth fueled by strong pork exports.”

SEGMENT OPERATING HIGHLIGHTS – FIRST QUARTER

Grocery Products (18% of Net Sales, 18% of Total Segment Operating Profit)

Grocery Products sales increased 7 percent on the addition of JUSTIN’S® specialty nut butters along with strong sales of WHOLLY GUACAMOLE® dips, SKIPPY® peanut butter products, and HERDEZ® salsa. Non-GAAP1 adjusted sales2 increased 3 percent. Segment profit was up 1 percent. Grocery Products increased advertising to support key brands such as WHOLLY GUACAMOLE® dips and HERDEZ® salsa.

Refrigerated Foods (49% of Net Sales, 48% of Total Segment Operating Profit)

Refrigerated Foods segment profit increased 4 percent driven by solid value-added product growth in our foodservice and retail channels. Sales declined 3 percent, primarily related to the divestiture of the Farmer John business in January 2017. Non-GAAP1 adjusted sales2 decreased 1 percent. Foodservice products such as HORMEL® pepperoni and HORMEL® BACON 1TM fully cooked bacon, and retail products such as HORMEL GATHERINGS® party trays and HORMEL® NATURAL CHOICE® meats had excellent sales growth this quarter.

Jennie-O Turkey Store (19% of Net Sales, 19% of Total Segment Operating Profit)

Jennie-O Turkey Store sales increased 13 percent and volume increased 22 percent while segment profit decreased 25 percent. Despite volume and sales increases of value-added products, segment profit declined primarily due to lower turkey commodity prices and increased operating expenses. Pricing pressure from competing proteins in the foodservice, deli and retail channels also affected the quarterly results.

Specialty Foods (8% of Net Sales, 8% of Total Segment Operating Profit)

Specialty Foods segment profit was flat and sales declined 19 percent, primarily due to the divestiture of Diamond Crystal Brands in May 2016. Non-GAAP1 adjusted sales2 increased 10 percent.

International & Other (6% of Net Sales, 7% of Total Segment Operating Profit)

International segment profit increased 5 percent while sales decreased 2 percent. Strong fresh pork exports offset declines in branded exports. High pork raw material costs continued to impact the profitability of our China meat business.

OUTLOOK

“We are tempering our full year outlook for the Jennie-O Turkey Store segment given the shortfalls in the first quarter and the expected continuation of pricing pressure due to low commodity turkey prices. Improvements in our other segments are expected to offset some of the earnings headwinds from Jennie-O Turkey Store,” Snee said.

The Company is lowering its fiscal 2017 guidance to $1.65 to $1.71 per share due to challenging market conditions in the turkey industry. “The balanced model we have intentionally built in our business will allow us to overcome the challenges at Jennie-O Turkey Store. I remain confident in our team’s ability to deliver sales and earnings growth by supporting our brands, innovating, and making strategic investments,” Snee said.

DIVIDENDS

Effective February 15, 2016, the company paid its 354th consecutive quarterly dividend at the annual rate of $0.68.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS

The non-GAAP adjusted financial measurements are presented to provide investors additional information to facilitate the comparison of past and present operations. The company believes these non-GAAP adjusted financial measurements provide useful information to investors because they are the measurements used to evaluate performance on a comparable year-over-year basis. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

2 ADJUSTED FINANCIAL MEASURES

Adjusted net sales and volume excludes the impact from the Justin’s, LLC acquisition in May 2016, and the divestitures of the Diamond Crystal Brands business in May 2016, and the Farmer John business in January 2017. The tables below show the calculations to reconcile from the non-GAAP adjusted measures to the GAAP measures in first quarter of fiscal 2016 and the first quarter of fiscal 2017.

Net Sales

				2017				2016
	2017	Justin’s	Farmer John	Non-GAAP	2016	DCB	Farmer John	Non-GAAP	Non-GAAP
(in thousands)	Net Sales	Acquisition	Divestiture	Net Sales	Net Sales	Divestiture	Divestiture	Net Sales	% Change
Grocery Products	$417,745	($13,335)		$404,410	$392,218			$392,218	3.1%
Refrigerated Foods	1,123,039		($100,231)	1,022,808	1,162,121		($132,901)	1,029,220	(0.6%)
Jennie-O Turkey Store	420,989			420,989	372,066			372,066	13.1%
Specialty Foods	192,629			192,629	237,779	($62,917)		174,862	10.2%
International & Other	125,825			125,825	128,488			128,488	(2.1%)
Total Net Sales	$2,280,227	($13,335)	($100,231)	$2,166,661	$2,292,672	($62,917)	($132,901)	$2,096,854	3.3%

Tonnage (lbs.)

				2017				2016
	2017	Justin’s	Farmer John	Non-GAAP	2016	DCB	Farmer John	Non-GAAP	Non-GAAP
(in thousands)	Tonnage	Acquisition	Divestiture	Tonnage	Tonnage	Divestiture	Divestiture	Tonnage	% Change
Grocery Products	225,963	(2,296)		223,667	218,265			218,265	2.5%
Refrigerated Foods	614,425		(80,454)	533,971	635,652		(100,774)	534,878	(0.2%)
Jennie-O Turkey Store	216,643			216,643	178,275			178,275	21.5%
Specialty Foods	112,829			112,829	161,445	(61,034)		100,411	12.4%
International & Other	75,049			75,049	75,518			75,518	(0.6%)
Total Tonnage	1,244,909	(2,296)	(80,454)	1,162,159	1,269,155	(61,034)	(100,774)	1,107,347	4.9%

CONFERENCE CALL

A conference call will be webcast at 8:00 a.m. CT on Thursday, February 23, 2017. Access is available at www.hormelfoods.com. The call will also be available via telephone by dialing 888-468-2440 and providing the access code 5626388. An audio replay is available by going to https://jsp.premiereglobal.com/webrsvp and entering the access code 5626388. The webcast replay will be available at 11:00 a.m. CT, Thursday, February 23, 2017, and will remain on the website for one year.

About Hormel Foods – Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across 75 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the eighth year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™ - focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://2015csr.hormelfoods.com/.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors which appear on pages 31 - 35 in the company’s annual stockholders’ report for the year ended October 30, 2016, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

HORMEL FOODS CORPORATION

SEGMENT DATA

(Unaudited) (In thousands)

	FIRST QUARTER – 13 WEEKS ENDED

NET SALES	January 29, 2017	January 24, 2016	% Change
Grocery Products	$417,745	$392,218	6.5
Refrigerated Foods	1,123,039	1,162,121	(3.4)
Jennie-O Turkey Store	420,989	372,066	13.1
Specialty Foods	192,629	237,779	(19.0)
International & Other	125,825	128,488	(2.1)
Total	$2,280,227	$2,292,672	(0.5)

OPERATING PROFIT
Grocery Products	$65,627	$65,273	0.5
Refrigerated Foods	173,808	166,908	4.1
Jennie-O Turkey Store	68,180	91,303	(25.3)
Specialty Foods	26,749	26,793	(0.2)
International & Other	25,463	24,287	4.8
Total segment operating profit	359,827	374,564	(3.9)
Net interest and investment expense (income)	577	5,370	(89.3)
General corporate expense	4,621	15,132	(69.5)
Less: Noncontrolling interest	156	106	47.2
Earnings before income taxes	$354,785	$354,168	0.2

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended
	January 29, 2017	January 24, 2016

Net sales	$2,280,227	$2,292,672

Cost of products sold	1,727,947	1,734,661

GROSS PROFIT	552,280	558,011

Selling, general and administrative	210,217	209,948

Equity in earnings of affiliates	13,299	11,475

OPERATING INCOME	355,362	359,538

Other income & expenses:
Interest & investment income (expense)	2,449	(1,963)
Interest expense	(3,026)	(3,407)

EARNINGS BEFORE INCOME TAXES	354,785	354,168

Provision for income taxes	119,482	119,001
(effective tax rate)	33.68%	33.60%

NET EARNINGS	235,303	235,167
Less: Net earnings attributable to noncontrolling interest	156	106
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$235,147	$235,061

NET EARNINGS PER SHARE
Basic	$0.44	$0.44
Diluted	$0.44	$0.43

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	528,585	528,862
Diluted	540,064	542,737

DIVIDENDS DECLARED
PER SHARE	$0.170	$0.145

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Unaudited) (In thousands)

	January 29, 2017	October 30, 2016

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$609,821	$415,143
Accounts receivable	530,851	591,310
Inventories	958,130	985,683
Income taxes receivable	-	18,282
Prepaid expenses	15,356	13,775
Other current assets	5,428	5,719

TOTAL CURRENT ASSETS	2,119,586	2,029,912

DEFERRED INCOME TAXES	-	6,223

INTANGIBLES	2,709,468	2,737,755

OTHER ASSETS	502,069	490,728

PROPERTY, PLANT & EQUIPMENT, NET	1,035,275	1,105,449

TOTAL ASSETS	$6,366,398	$6,370,067

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

CURRENT LIABILITIES	$919,762	$1,053,196

LONG-TERM DEBT – LESS CURRENT MATURITIES	250,000	250,000

DEFERRED INCOME TAXES	6,236	-

OTHER LONG-TERM LIABILITIES	615,103	615,465

SHAREHOLDERS’ INVESTMENT	4,575,297	4,451,406

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$6,366,398	$6,370,067

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In thousands)

	Thirteen Weeks Ended
	January 29, 2017	January 24, 2016

OPERATING ACTIVITIES
Net earnings	$235,303	$235,167
Depreciation and amortization of intangibles	31,319	31,804
(Increase) decrease in working capital	(76,887)	30,795
Other	(12,116)	(19,075)
NET CASH PROVIDED BY OPERATING ACTIVITIES	177,619	278,691

INVESTING ACTIVITIES
Proceeds from sale of business	135,944	-
Net purchases of property/equipment	(33,969)	(32,069)
Decrease in investments, equity in affiliates, and other assets	3,596	11,088
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	105,571	(20,981)

FINANCING ACTIVITIES
Net payments on short-term debt	-	(185,000)
Dividends paid on common stock	(76,629)	(66,137)
Share repurchase	(30,588)	-
Other	25,028	23,663
NET CASH USED IN FINANCING ACTIVITIES	(82,189)	(227,474)
Effect of exchange rate changes on cash	(6,323)	(2,260)
INCREASE IN CASH AND CASH EQUIVALENTS	194,678	27,976
Cash and cash equivalents at beginning of year	415,143	347,239
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$609,821	$375,215